                                                                 Exhibit (a)(2)

                           NAVIGANT CONSULTING, INC.

   Offer to Exchange Certain Outstanding Year 2000 Exchange Options and VSRP
                                    Options
                        for Shares of Restricted Stock

                        The Offer and Withdrawal Rights
                      Expire at 5:00 P.M., Central Time,
          on Thursday, October 31, 2002, Unless the Offer Is Extended

                                October 4, 2002

   Navigant Consulting, Inc. is offering its eligible employees the opportunity to exchange certain outstanding incentive and nonqualified stock options for restricted shares of Navigant Consulting common stock, which we refer to as restricted stock. Eligible options will be exchanged for shares of restricted stock at the ratios set forth in this Offer to Exchange, subject to elimination of any fractional shares covered by tendered options. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the related Election Form (which together, as they may be amended from time to time, constitute the offer).

   This offer relates only to eligible options, which are currently outstanding incentive and nonqualified stock options to purchase shares of Navigant Consulting common stock that were granted by Navigant Consulting to eligible employees on June 1, 2000 (the year 2000 exchange options) and currently outstanding nonqualified stock options that were granted on September 1, 2000 in exchange for options that were exchanged on June 1, 2000 (the VSRP options). Options granted on September 1, 2000 that were not granted in exchange for options that were exchanged on June 1, 2000 are not considered to be VSRP options for purposes of this offer and are therefore not eligible for exchange in this offer. We granted all eligible options under the Navigant Consulting, Inc. Long-Term Incentive Plan (as amended through the date hereof), which we refer to as our Plan.

   The primary purpose of this offer is to make our financial reporting more easily understandable by eliminating or reducing the effects of variable accounting treatment associated with year 2000 exchange options and VSRP options, as described below.

   Only individuals who are U.S. employees of Navigant Consulting on the expiration date and who hold eligible options may participate in this offer. We refer to our employees who meet these eligibility requirements as eligible employees. Holders of eligible options who are not Navigant Consulting employees, including non-employee directors, consultants and subcontractors of Navigant Consulting, may not participate in this offer. In addition, employees who are notified prior to October 31, 2002, which we call the expiration date, that their employment with us will be terminated, employees who received an option award from us during the six month period prior to the expiration date and employees who are executive officers or directors of Navigant Consulting are not eligible to participate in this offer.

   Subject to the terms and conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered eligible options will be issued under the Plan. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award, a form of which is included in this Offer to Exchange as Annex A. By properly tendering your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of restricted stock award.

   Regardless of the current vesting schedule of your options, shares of restricted stock you receive in exchange for year 2000 exchange options will vest 50% six months after the date the restricted stock is granted, an additional 25% nine months after the grant date and the remaining 25% one year after the grant date, assuming you continue to meet the requirements for vesting specified in the restricted stock award. The restricted stock you receive in exchange for VSRP options will vest one-third at the end of the first year from the date the restricted stock is granted, the second-third at the end of the second year and the last-third at the end of the third year, assuming you continue to meet the requirements for vesting specified in the restricted stock award. As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested.

   You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all outstanding year 2000 exchange options and VSRP options. All eligible options properly tendered and not validly withdrawn prior to the expiration date will be exchanged for shares of restricted stock, subject to the terms and conditions described in this Offer to Exchange. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to the conditions that we describe in Section 6 of this Offer to Exchange.

   Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

   Concurrently with this offer, we are offering to purchase, from employees who are not corporate executive officers or directors of Navigant Consulting, certain options to acquire up to an aggregate 143,685 shares of our common stock for a purchase price in cash for each share of our common stock subject to tendered eligible options of $1.50 per share for eligible options with exercise prices between $15.00 and $20.00, $1.25 per share for eligible options with exercise prices between $20.01 and $30.00 and $1.00 per share for eligible options with exercise prices greater than $30.00. Only options with an exercise price of $15 or more per share are eligible for this Concurrent Offer to Purchase. Any holder of such an eligible option who received an option award from us within six months prior to the expiration date will not be eligible for the Concurrent Offer to Purchase.

   Shares of our common stock are quoted on the New York Stock Exchange under the symbol NCI. On October 2, 2002, the closing price of our common stock on the New York Stock Exchange was $5.30 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

   You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the Election Form to Phil Sidock at (312) 583-5703, Julie Howard at (312) 573-5633 or Philip Steptoe at
(312) 573-5603.

                                   IMPORTANT

   IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE ELECTION FORM SO THAT WE RECEIVE IT BEFORE 5:00 P.M., CENTRAL TIME, ON THURSDAY, OCTOBER 31, 2002. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO ELECT EFFECTIVELY TO EXCHANGE OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO EXCHANGE WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THIS OFFER.

   We are not making this offer to, nor will we accept any election to exchange eligible options from, or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange such options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

   We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

   THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE OFFER...........................................................   5

QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK................................................   8

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE.............................  13

THE OFFER.......................................................................................  16

Section 1.  Number of Restricted Stock Units; Expiration Date...................................  16
Section 2.  Purpose of the Offer................................................................  17
Section 3.  Procedures..........................................................................  18
Section 4.  Withdrawal Rights...................................................................  19
Section 5.  Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock...  20
Section 6.  Conditions of the Offer.............................................................  20
Section 7.  Price Range of Common Stock.........................................................  23
Section 8.  Source and Amount of Consideration; Terms of Restricted Stock.......................  23
Section 9.  Information About Navigant Consulting, Inc..........................................  25
Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options  26
Section 11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.  27
Section 12. Legal Matters; Regulatory Approvals.................................................  27
Section 13. Material U.S. Federal Income/Withholding Tax Consequences...........................  28
Section 14. Extension of Offer; Termination; Amendment..........................................  29
Section 15. Fees and Expenses...................................................................  30
Section 16. Additional Information..............................................................  30
Section 17. Forward Looking Statements; Miscellaneous...........................................  31

ANNEX A     ANNEX A FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER
              NAVIGANT CONSULTING, INC. LONG TERM INCENTIVE PLAN................................ A-1
ANNEX B     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
              MANAGEMENT........................................................................ B-1

                              SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to read the entirety of this Offer to Exchange and the accompanying Election Form carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q1.  What securities are we offering to exchange?

   We are offering to exchange eligible options for restricted shares of our common stock. (See Question 2) The eligible options were issued under our Long-Term Incentive Plan, which we refer to as our Plan.

Q2.  What are eligible options?

   Eligible options are those currently outstanding incentive and nonqualified stock options to purchase shares of Navigant Consulting common stock that were granted in connection with our June 1, 2000 option exchange offer. Effective June 1, 2000, you may have relinquished some Navigant Consulting options that you then held. If you did so, you immediately received a grant of options in exchange for them. All options received in that grant, which we call year 2000 exchange options, are eligible for this current exchange offer. In addition, if you also received Navigant Consulting options on September 1, 2000, some of those options may be eligible for this current exchange offer. The September 1, 2000 options eligible for this current exchange offer, which we call VSRP options, are any options deemed to have been received in exchange for the options you turned in on June 1, 2000. This will be a number of September 1, 2000 options equal to the lesser of (a) the number of options you relinquished on June 1, 2000 minus the number of options you received in exchange on June 1, 2000 and (b) the number of options you received on September 1, 2000.

   For example, if you turned in 900 options on June 1, 2000 and received 300 options that day, those 300 options are year 2000 exchange options eligible for this exchange offer. If you received another 800 options on September 1, 2000, 600 of those options are VSRP options eligible for this exchange offer; the remaining 200 of those options are not eligible for exchange in this offer.

Q3.  Are unvested options eligible for exchange?

   Yes. All your options that are otherwise eligible for exchange in the offer may be elected for exchange, regardless of whether such options are vested or unvested.

Q4.  What options are excluded?

   This offer excludes any options that were granted on any date other than June 1, 2000 or September 1, 2000. The offer also excludes options granted on September 1, 2000 that were not granted in exchange for options given up on June 1, 2000. No such options will be eligible, or accepted, for exchange in this offer.

Q5. If I accept the exchange offer, do I have to exchange all of my eligible stock options?

   Yes. If you accept the offer and you currently have year 2000 exchange options or VSRP options, you will be electing to exchange all of your year 2000 exchange options or all of your VSRP options. If you have both year 2000 exchange options and VSRP options, your acceptance to exchange will be for all of your year 2000 exchange options and VSRP options.

Q6.  Who is eligible to participate in this offer?

   Only individuals who are U.S. employees of ours on the expiration date and who hold eligible options may participate in this offer. We refer to our employees who meet these eligibility requirements as eligible employees.

Any holders of eligible options who are not Navigant Consulting employees, including non-employee directors, consultants and subcontractors of Navigant Consulting, may not participate in this offer. In addition, employees who are notified prior to the expiration date that their employment with us will be terminated, employees who received an option award from us during the six month period prior to the expiration date and employees who are executive officers or directors of Navigant Consulting are not eligible to participate in this offer. (See also Question 21)

Q7. How many shares of restricted stock will I receive for the options I exchange?

   The number of shares of restricted stock you receive will depend upon when you received your eligible options. For the year 2000 exchange options (those granted on June 1, 2000), you will receive one share of restricted stock for every 1.5 shares of our common stock subject to year 2000 exchange options you tender. So, as an example, if you elect to exchange an eligible stock option grant of 1,500 shares, you will receive 1,000 shares of restricted stock. If the number of option shares exchanged cannot be divided evenly by 1.5, you will receive a whole number of shares of restricted stock, rounded up to the nearest one share. (See Section 5)

   For the VSRP options (those granted on September 1, 2000 in exchange for options exchanged on June 1, 2000), you will receive one share of restricted stock for every 1.3 shares of our common stock subject to VSRP options you tender. So, as an example, if you elect to exchange an eligible stock option grant of 1,625 shares, you will receive 1,250 shares of restricted stock. If the number of option shares exchanged cannot be divided evenly by 1.3, you will receive a whole number of shares of restricted stock, rounded up to the nearest one share. (See Section 5)

Q8.  How was the exchange ratio determined?

   The proper exchange ratio is a matter of opinion and judgment and is not susceptible to incontestible mathematical calculation. We developed the exchange ratios set forth in this Offer to Exchange based on the Black-Scholes option valuation method using a variety of assumptions. For example, we assumed a range of stock prices from $5 to $7 per share, a range of expected volatilities from 60% to 80%, a risk free interest rate of 5.35% and certain other assumptions about the expected life of the options. Such calculations resulted in potential exchange ratios from 1.31 to 1.72 for the year 2000 exchange options and from 1.18 to 1.42 for the VSRP options. The actual exchange ratios chosen (1.5 and 1.3, respectively) are near the mid-point of these ranges. However, other methodologies and assumptions would lead to different valuations, you should make your own independent decision as to whether to accept our offer.

   A relatively simple way of looking at the offer that does not require the Black-Scholes methodology is to compare the potential value of the options, when exercised, and potential value of the restricted stock, under various assumed stock prices. The tables below show that for both the year 2000 exchange options and the VSRP options, the price of Navigant Consulting common stock would have to exceed approximately $17.00 per share before an employee would be in a better position by retaining the options than by accepting the restricted stock on the terms offered. You should be aware that tax implications will vary by employee and you should seek outside counsel regarding those implications.

         Year 2000 Exchange Option (current exercise price of $5.9375) (1,500 options exchanged for 1,000 Shares of Restricted Stock)

                     (Numbers are in dollars and rounded)

Stock Price                               12.50   15.00   17.50  20.00  22.50  25.00
-----------                              ------  ------  ------  ------ ------ ------
Pre-Tax Option Gain.....................  9,800  13,600  17,300  21,100 24,800 28,600
Pre-Tax Restricted Stock Gain........... 12,500  15,000  17,500  20,000 22,500 25,000
                                         ------  ------  ------  ------ ------ ------
Option Value Less Restricted Stock Value (2,700) (1,400)   (150)  1,100  2,300  3,600

                  VSRP Option (current exercise price of $3.9375)
           (1,625 options exchanged for 1,250 Shares of Restricted Stock)

                        (Numbers are in dollars and rounded)
Stock Price                               12.50   15.00  17.50  20.00  22.50  25.00
-----------                              ------  ------  ------ ------ ------ ------
Pre-Tax Option Gain..................... 13,900  18,000  22,000 26,100 30,200 34,200
Pre-Tax Restricted Stock Gain........... 15,600  18,800  21,900 25,000 28,100 31,300
                                         ------  ------  ------ ------ ------ ------
Option Value Less Restricted Stock Value (1,700)   (800)    200  1,100  2,000  3,000

Q9. Will I be required to pay cash for the shares of restricted stock that I receive in the exchange?

   You will not be required to pay cash for the shares of restricted stock you receive. However, you will be required to pay to us your withholding tax liabilities upon each vesting date of the shares of restricked stock or, if you make a Special Section 83(b) election, upon the grant date. (See Questions 22, 23 and 37 to 39 and Section 13.)

Q10.  Will I receive any fractional shares of restricted stock?

   No, we will not issue any fractional shares of restricted stock. If the eligible options accepted for exchange cover any fractional shares, these fractions will be rounded up to the nearest one share before computing the number of shares of restricted stock issuable to you in the exchange. (See Question 7 and Section 5)

Q11.  Will I receive any cash payment for my options?

   No. We will issue only shares of restricted stock to you, in exchange for whole shares covered by the options we accept for exchange, at the exchange ratios set forth above.

Q12. What will happen to any options I hold that are not eligible for the offer or that I elect not to exchange?

   Those options will remain outstanding on their existing terms and conditions. The vesting schedules of any outstanding options that are not eligible, or elected for, exchange in the offer will remain unchanged.

Q13. If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for restricted stock?

   Virtually all of the eligible options held by Navigant Consulting employees are non-qualified options. Fewer than 1,000 of the eligible options are incentive stock options. If you have eligible incentive stock options, your election form will identify them as such. You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock.

   We do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, the Internal Revenue Service (IRS) may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

   If you choose not to exchange your eligible incentive stock options, we recommend that you consult with your own tax adviser to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those incentive stock options.

Q14.  Why is Navigant Consulting making the offer?

   We are required to adjust the amount of compensation expense we must record as a result of the year 2000 exchange options and the VSRP options on a quarterly basis. The amount of the compensation expense we must record varies depending on the current fair market value of our common stock each quarter. By offering to exchange such options for shares of restricted stock, we believe that we can make our financial reporting more easily understandable by eliminating or reducing the effects of variable accounting treatment.

   In addition, we are now close to our limit in terms of the number of employee stock options and other equity awards that we can issue under the Plan. If employees exchange their year 2000 exchange options and VSRP options for a smaller number of shares of restricted stock on the terms offered, we will increase our capacity to issue new awards under the Plan by approximately 400,000 shares if all 1,350,228 eligible options are exchanged. (See Section 2)

Q15.  Is this a repricing?

   No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive restricted shares of our common stock on a 1 for 1.5 basis or a 1 for 1.3 basis for the shares of common stock subject to eligible year 2000 options or VSRP options, respectively, that you exchange in the offer.

Q16.  Are there conditions to this offer?

   Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions, including the conditions described in Section 6.

Q17.  Will this exchange result in dilution to existing stockholders?

   At current maket prices for our common stock, your exchange of eligible options for shares of restricted stock is expected to be dilutive to our current stockholders. However, at higher stock prices, the dilutive effect will be reduced. If all eligible options are validly tendered and accepted for exchange, the dilution impact of our current option awards would be equal to the exchanged restricted shares at a market price of approximately $17.50. Such dilution is within the permissible limits established in the Plan, which was approved by our stockholders in 1999 and 2000.

Q18. Apart from receiving a grant of restricted stock, what are the consequences of participating in the offer?

   If you elect to exchange your eligible options for shares of restricted stock, you also must:

  . accept, and agree to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award included as Annex A to this Offer to Exchange;

  . acknowledge that the portion of your outstanding option agreement(s) relating to each eligible option you elected to exchange has been cancelled and automatically rendered null and void, and irrevocably release all your rights thereunder; and

  . pay to Navigant Consulting, on the date on which the tax is to be determined (unless you signed and returned a Section 83(b) Tax Election Form, in which case you will pay to Navigant Consulting such amount when you filed the form), the funds necessary to satisfy the amount of applicable withholding taxes. (See Questions 37 to 39)

               QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK

Q19.  What is restricted stock?

   Restricted stock is a share of common stock with certain restrictions imposed either by the issuer or by operation of law. Generally, the relevant restrictions are the applicable vesting periods and the provisions of the

Plan under which the restricted stock is granted. The value of restricted stock is the market value of the underlying common stock at any given time. Restricted stock is taxable to the recipient upon receipt or, if it is subject to vesting conditions, upon the lapse of the applicable vesting period (unless a valid Section 83(b) election has been made, in which case the restricted stock is taxable upon grant). Restricted stock provides for dividend rights, voting rights or other rights of stock ownership.

Q20.  How does restricted stock differ from my employee stock options?

   With options, the option holder has only a right to purchase shares of common stock at an established exercise price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our common stock, without any need to convert or exercise shares and without the need for any future payment of an exercise price. However, until these shares of restricted stock vest, they will remain subject to forfeiture, restrictions on transfer and certain other restrictions until the shares vest. The forfeiture, transfer and other restrictions will be set forth in a restricted stock award agreement, a form of which is attached to this Offer to Exchange as Annex A. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8)

Q21. Are there any eligibility requirements I must satisfy in order to receive the restricted stock?

   You must be employed by us on the expiration date of the offer. (See Question 6)

   In addition, you must be a U.S. employee on the date this offer is made and you must continue to be a U.S. employee on the date this offer expires. A U.S. employee is an employee of Navigant Consulting or one of its subsidiaries who is on the U.S. payroll and resides in the United States. If you are not a U.S. employee on either of those dates, you will not be eligible to accept this offer. We are not making this offer to, nor will we accept any election to exchange eligible options from, or on behalf of, option holders in any jurisdiction outside the United States. (See Section 9)

Q22.  When will I receive my restricted stock?

   If the conditions to this offer are satisfied, we will exchange the eligible options you properly elect to exchange promptly after the expiration of this offer. We will then provide you with a restricted stock award agreement, in substantially the form of Annex A to this Offer to Exchange, showing the number of whole shares of our common stock you received in exchange for eligible options you properly tendered and we accepted for exchange. Our delivery of the restricted stock award agreement will evidence our issuance to you of shares of restricted stock that will be held in custody for you.

Q23.  Will I receive a stock certificate for my shares of restricted stock?

   No, you will not receive a stock certificate for your shares of restricted stock. Until the restricted stock vests, it will be held in custody by us or our transfer agent or maintained by our transfer agent as restricted stock in a book entry account in your name. If and when shares of your restricted stock vest, they will be released to you as unrestricted shares that are free and clear of all restrictions.

Q24.  Will I need to countersign and return a restricted stock agreement?

   No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of restricted stock award agreement attached as Annex A to this Offer to Exchange, as well as all other terms and conditions of this offer. Once you receive the restricted stock award agreement, you may retain it for your files; you will not need to countersign it or any other restricted stock agreement or return a copy to us.

Q25.  What is the vesting schedule for the restricted stock?

   Regardless of the vesting schedule applicable to your eligible options, the shares of restricted stock will vest in accordance with the following vesting schedule. The restricted stock received in exchange for year 2000 exchange options will vest with respect to 50% of the shares six months after the date the restricted stock is granted, and with respect to an additional 25% of the shares nine months after the grant date and with repsect to the remaining 25% of the shares one year after the grant date, assuming you continue to meet the requirements for vesting specified in the restricted stock award agreement. Shares of restricted stock you receive in exchange for VSRP options will vest with respect to one-third of the shares on the first anniversary of the date on which the restricted stock is granted, with respect to the second-third of the shares on the second anniversary of the grant date and with respect to the last third of the shares on the third anniversary of the grant date, assuming you continue to meet the requirements for vesting specified in the restricted stock award agreement. Even if the eligible options you exchange are partially or fully vested, the restricted stock you receive will not be vested at the time of grant and will be subject to the new vesting period described above.

Q26.  What special vesting rules apply on account of death or disability?

   If you terminate your employment by reason of your death or disability (as defined in the applicable restricted stock award agreement), all of your shares of restricted stock will vest.

Q27. What special vesting rules apply on retirement and what retirement situations qualify for this treatment?

   If your employment terminates by reason of your retirement pursuant to the Navigant Consulting, Inc. 401(k) Savings Plan (our Retirement Plan), the committee of our Board of Directors that administers the Plan may permit your restricted stock award agreement to continue beyond the date of retirement in accordance with the agreement. Under the current terms of our Retirement Plan, you will be deemed to have retired if you voluntarily terminate employment with us on or after the date you attain age 65. The committee may also accelerate the vesting of your restricted stock, in its discretion. If your retirement is other than pursuant to our Retirement Plan, all unvested shares of restricted stock will be canceled immediately.

Q28. What effect will a Change in Control have on the restricted stock I receive in this exchange?

   A Change in Control is defined in the restricted stock award agreement attached to this Offer to Exchange as Annex A to include certain acquisitions of beneficial ownership of 60% or more of our voting securities, a sale of all or substantially all of the assets of any of our divisions in which you are an employee, or a "business combination" which refers to a reorganization, merger or consolidation or sale or disposition of all or substantially all of our assets. A business combination will not be deemed a Change of Control if our pre-business combination stockholders receive 60% or more of the stock of the surviving company, if the person or entity acquiring control of us owned over 10% of our voting securities prior to such acquisition or if at least a majority of our Board of Directors prior to such business combination continue on our Board of Directors after such combination.

   Upon a Change of Control, if you are not offered comparable employment with the resulting company, then any unvested shares of restricted stock will become immediately vested and you will hold unrestricted shares of common stock.

Q29. What happens if my employment with Navigant Consulting terminates and then I later rejoin the company?

   If your employment terminates for any reason, whether through resignation, retirement or other voluntary termination or through any involuntary termination (other than death or qualifying disability), and you are subsequently rehired, the unvested shares of restricted stock forfeited on your employment termination remain forfeited. In other words, shares of restricted stock are not restored on any rehire.

Q30. Under what circumstances will I forfeit the shares of restricted stock I receive in this exchange?

   Prior to vesting, your unvested restricted stock will be forfeited completely if your employment with Navigant Consulting terminates for any reason other than your death, disability (as defined in the applicable restricted stock award), or retirement. Under the current terms of our Retirement Plan, you will be deemed to have retired if you voluntarily terminate employment with us on or after the date you attain age 65. This means that all of your unvested restricted stock will be forfeited upon your resignation or other voluntary or involuntary termination of your employment, except under the special circumstances described above. Whatever shares vest while you remain a Navigant Consulting employee are yours to keep even after you leave. (See Section 8)

Q31. What if I am an employee of Navigant Consulting when the offer expires, but I do not expect to be an employee when the shares of restricted stock begin to vest?

   If you do not expect to be an employee when the shares of restricted stock begin to vest, you should carefully consider whether you should participate in this offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your employment with Navigant Consulting ends, you generally will be able to exercise your eligible options for 90 days thereafter to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled. The shares of restricted stock you receive in exchange will not vest at all before your employment ends. As a result, when your employment ends, you will forfeit your shares of restricted stock. (See Section 8)

Q32.  What are the other restrictions on the restricted stock?

   The restrictions on the restricted stock you will receive in this offer will be set forth in the restricted stock award agreement. By signing and returning the Election Form, you agree to be bound by the terms and conditions of the form of restricted stock award agreement attached to this Offer to Exchange as Annex A. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of the transfer agent or maintained as restricted stock in a book entry account. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8)

Q33. Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

   Your restricted stock will be treated as issued and outstanding on the effective date of the grant. You will have the same rights as any other holder of our common stock regarding voting rights and dividend rights, if any, with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. You also will not be able to sell, pledge or transfer your restricted stock until the stock vests.

Q34.  Will the restricted stock ever expire?

   Shares of restricted stock do not need to be exercised after they vest. Accordingly, unlike options, restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, the stock will be yours to hold, and, after it vests, you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q35. What is the source of the restricted stock that will be issued in exchange for my options?

   The restricted stock to be offered to option holders will be issued under our Plan and will be drawn from the pool of common stock currently authorized for issuance under the Plan. All options returned to us in the offer will be cancelled, thereby permitting the issuance of the restricted stock. (See
Section 11)

Q36.  How does a leave of absence impact the offer?

   Employees who are participating in Navigant Consulting-approved sabbaticals or other Navigant Consulting-approved leaves of absence may participate in the offer. Notwithstanding the foregoing, under the

Plan and the terms of each restricted stock award agreement, our Board of Directors or the appropriate Board committee has the discretion to determine how a leave of absence will affect the other terms of your restricted stock, including the vesting.

Q37. What are the tax consequences if I exchange my eligible options in the offer?

   The tax consequences of exchanging your eligible options in the offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code (as described in Section 13).

  . If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options. You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to pay us an amount in cash equal to the withholding tax obligation on each vesting date.

  . If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize compensation income in an amount equal to the fair market value of all shares covered by your restricted stock award on the day you receive the restricted stock, and you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time.

   We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. (See Section 13)

Q38. If I choose to file an election under Section 83(b) of the Internal Revenue Code, what must I do?

   If you choose to file an election under Section 83(b) of the Internal Revenue Code, you must

  . file the election with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days after the date of the exchange of eligible options for shares of restricted stock;

  . file a copy of the election with your federal income tax return for the year including the date of the exchange; and

  . provide a copy of the election to us by facsimile, mail or courier delivery at the address set forth on the Election Form.

Q39.  How will withholding taxes be handled when my restricted stock is taxable?

   Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares. This means that we will have an obligation to withhold certain federal and state income and employment taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. Therefore, unless you made a Section 83(b) election, on each vesting date, you must pay us an amount, in cash, sufficient to cover such withholding tax liabilities.

   If you choose to make an election under Section 83(b) of the Internal Revenue Code, you must pay to us in cash the amount of withholding at the time you make the election.

   Please refer to Section 13 to determine how withholding taxes will be handled.

Q40. What are the tax consequences if I do not exchange my eligible options in the offer?

   If you elect not to exchange your eligible options in the offer, there should be no immediate tax consequences. However, it is possible that the IRS would decide that your right to exchange your incentive stock options pursuant to this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your options to be treated as nonqualified stock options.

      QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE

Q41. When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

   The offer expires on Thursday, October 31, 2002, at 5:00 P.M., central time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any eligible options for shares of restricted stock, you must return a properly completed and signed Election Form so that we receive it by this deadline.

   Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 A.M., central time, on November 1, 2002. (See
Section 14)

Q42.  What do I need to do?

   If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it by 5:00 P.M., central time, on Thursday, October 31, 2002, unless the offer is extended. (See Section 3) We can reject any Election Forms received after this deadline.

   Your election will be effective only if RECEIVED by us by that deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (312) 583-6898, attention Phil Sidock. We will accept only a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. If you have questions about delivery, you may contact Phil Sidock at (312) 583-5703, Julie Howard at (312) 573-5633 or Philip Steptoe at
(312) 573-5603. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

   If we extend the offer beyond Thursday, October 31, 2002, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3) We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. (See Section 6)

Q43.  During what period of time may I change my previous election?

   You will have the right to withdraw your tendered options at any time before the expiration date. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires. (See Section 4)

Q44. Do I have to return an Election Form if I do not want to exchange my eligible options?

   No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to tender all of your eligible options. (See
Section 3)

Q45.  What happens if I don't submit an Election Form by the expiration date?

   If you do not submit an Election Form by the expiration date, we will assume that you chose not to exchange any of your eligible stock options.

Q46. What happens to my options if I do not accept the offer or if my options are not accepted for exchange?

   Nothing. If you do not accept the offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock. No changes will be made to your current options.

Q47.  Do I have to participate in the offer?

   No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment or compensation at Navigant Consulting.

Q48.  What does our Board of Directors think of the offer?

   Although our Board of Directors has approved this offer, the Board of Directors makes no recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

Q49.  What are the risks in exchanging my stock options?

   Because the exchange ratio of options to restricted stock is 1.5 to 1 for the year 2000 exchange options and 1.3 to 1 for the VSRP options, at the end of the vesting period you will have fewer shares of common stock than you would have had underlying your options. If the price of our common stock rises substantially above the exercise price of your current stock options, you could receive more gain by not exchanging the options. On the other hand, if the stock price rises but does not substantially increase above the exercise price of your current options, you will likely benefit by exchanging the options for restricted stock. (See Question 8)

Q50. Is there any information regarding Navigant Consulting that I should be aware of?

   Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business.

   Therefore, before making your decision, you should carefully review the information about Navigant Consulting set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business and certain financial information, including financial information that we have incorporated by reference in this Offer to Exchange by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002. (See Section 9)

   You may also find additional information about us on our website at www.navigantconsulting.com. The information on our website is not deemed to be part of this Offer to Exchange.

Q51. What are the accounting consequences to Navigant Consulting of making this offer?

   The shares of restricted stock issued in exchange for eligible options will not be treated for financial reporting purposes as variable awards. However, we will record additional non-cash compensation expense on a straight-line basis over the vesting period of the restricted stock. (See Section 11) The aggregate compensation charge, assuming full vesting of the restricted stock at a $6.00 market price at the date of the grant, will range from $0 to $5.8 million, depending on the number of eligible options that are tendered and accepted for exchange.

Q52. Will someone at Navigant Consulting advise me on what I should do in the offer?

   Navigant Consulting cannot advise you on whether to keep or exchange your eligible stock options. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the offer.

Q53.  Whom should I contact if I have additional questions about the offer?

   For additional information about the offer, you can contact Phil Sidock at
(312) 583-5703, Julie Howard at 312-573-5633 or Philip Steptoe at 312-573-5603.
For additional information regarding the Plan documents, visit the Navigant Consulting Internet site to review the Plan.

   In addition, we also plan to conduct a question and answer session about the general terms of the offer. In so doing, however, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the offer. You should consult your personal advisors if you have questions about your own financial or tax situation. We will be providing you information about the timing and location of the question and answer session shortly after your receipt of these materials.

                                   THE OFFER

Section 1.  Number of Shares of Restricted Stock; Expiration Date

   We are offering our eligible employees an opportunity to exchange their eligible options for shares of restricted stock. This offer relates only to eligible options, which are currently outstanding incentive and nonqualified options to purchase shares of Navigant Consulting common stock, that were granted by Navigant Consulting to eligible employees on June 1, 2000 (the year 2000 exchange options) and on September 1, 2000 in exchange for certain year 2000 exchange options (the VSRP options). Options granted on September 1, 2000 that were not granted in exchange for year 2000 exchange options are not VSRP options and therefore are not eligible for exchange in this offer. We granted all eligible options under the Navigant Consulting, Inc. Long-Term Incentive Plan (as amended through the date hereof), which we refer to as our Plan. The Plan is an employee benefit plan as defined in Rule 405 under the Securities Act. As of September 24, 2002, there were eligible options and non-eligible options outstanding under all of our employee benefit plans relating to an aggregate 1,350,228 and 6,176,324 shares of our common stock, respectively.

   Only individuals who are U.S. employees of Navigant Consulting on the expiration date of the offer may participate in this offer. We refer to our employees who meet these eligibility requirements as eligible employees. Holders of eligible options who are not Navigant Consulting employees, including non-employee directors, consultants and subcontractors of Navigant Consulting, may not participate in this offer. In addition, employees who are notified prior to the expiration date that their employment with us will be terminated, employees who received an option award from us during the six month period prior to the expiration date and employees who are executive officers or directors of Navigant Consulting are not eligible to participate in this offer.

   Our offer is subject to the terms and conditions described in this Offer to Exchange and the Election Form. We will not accept eligible options unless they are properly elected for exchange and not validly withdrawn in accordance with
Section 5 of this Offer to Exchange before the offer expires on the expiration date as defined below.

   With respect to year 2000 exchange options, you will receive one share of restricted stock for every 1.5 shares of common stock subject to your year 2000 exchange options. With respect to VSRP options, you will receive one share of restricted stock for every 1.3 shares of common stock subject to your VSRP options. You will not be required to pay cash for the shares of restricted stock you receive in the offer. However, as further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock or, if a valid Section 83(b) election has been made, upon the granting of shares of restricted stock, that will require you to pay us the amount, in cash, equal to the withholding tax obligation.

   Subject to the terms and conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered eligible options will be issued under the Plan. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award agreement, a form of which is included in this Offer to Exchange as Annex A. By properly tendering your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of restricted stock award agreement.

   Regardless of the current vesting schedule of your options, the restricted stock you receive in exchange for year 2000 exchange options will vest with respect to 50% of the shares six months after the date the restricted stock is granted, with respect to an additional 25% of the shares nine months after the grant date and with respect to the remaining 25% of the shares one year after the grant date, assuming you continue to meet the requirements for vesting specified in the restricted stock award. Restricted stock you receive in exchange for VSRP options will vest with respect to one-third of the shares on the first anniversary of the date the restricted stock is granted, with respect to the second-third of the shares on the second anniversary of the grant date and with respect to the last-third of the shares on the third anniversary of the grant date, assuming you continue to meet the requirements for vesting specified in the restricted stock award. As a result, you will receive shares of restricted stock with a new vesting schedule in exchange for options that may already have vested.

   You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all outstanding year 2000 exchange options and VSRP options. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of restricted stock, subject to the terms and conditions described in this Offer to Exchange. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to the conditions that we describe in Section 6 of this Offer to Exchange.

   The term expiration date means 5:00 P.M., central time, on Thursday, October 31, 2002, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term expiration date will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and
Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

   We will publish a notice if we decide to take any of the following actions:

  . increase or decrease or otherwise change the consideration we will give you in exchange for your eligible options; or

  .  change the number or type of options eligible to be exchanged in the offer.

   If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

   A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, central time.

Section 2.  Purpose of the Offer

   We are required to adjust the amount of compensation expense we must record as a result of the year 2000 exchange options and certain of the VSRP options on a quarterly basis. The amount of compensation expense we must record varies depending on the current fair market value of our common stock each quarter. By offering to exchange such options for restricted stock, we believe that we can make our financial reporting more easily understandable by eliminating or reducing variable account treatment.

   In addition, we are now close to our limit in terms of the number of employee stock options and other equity awards that we can issue under the Plan. If all 1.4 million currently outstanding eligible options are exchanged for a smaller number of shares of restricted stock on the terms offered, we will increase our capacity to issue new awards under the Plan by approximately 400,000 shares.

   From time to time, we evaluate strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. On September 24, 2002, we acquired The Hunter Group, a healthcare consulting firm. We issued a press release on that day setting forth information about this acquisition and will promptly file a Current Report on Form 8-K.

   Further, we may make changes in our current Board of Directors (including, but not limited to, changes to the committee assignments and chairman designations of members of our board of directors, and revisions to our audit committee and compensation committee charters) to the extent such action is required by the provisions of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange's revised Corporate Governance Rules and similar adoptions of or revisions to laws or regulations regarding current corporate governance issues. We are also considering a possible addition of one or more new members to our board of directors.

   Subject to the foregoing, and except as otherwise disclosed in Section 9 of this Offer to Exchange or in future filings with the SEC, we currently have no definitive plans or proposals that relate to or would result in:

      (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      (b) any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

      (c) any material change in our present dividend policy, or our indebtedness or capitalization;

      (d) any change in our current Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

      (e) any other material change in our corporate structure or business;

      (f) our common stock's not being authorized for listing on a national securities exchange;

      (g) our common stock's becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

      (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

      (i) the acquisition by any person of any of our securities or the disposition of any of our securities other than (x) pursuant to our Plan,
   (y) acquisitions by us pursuant to our previously authorized and disclosed stock repurchase program or (z) pursuant to our Supplemental Equity Incentive Plan; or

      (j) any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Navigant Consulting by any person.

   Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the accompanying Election Form and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your eligible options.

Section 3.  Procedures

   Making Your Election. To accept this offer, you must make your election on the Election Form and sign and deliver it to us so that we receive it before the expiration date, which is 5:00 P.M., central time, October 31, 2002.

   Your election will be effective only if RECEIVED by us by that deadline. To ensure timely delivery we recommend that you send your completed Election Form by mail to the address set forth in the Election Form well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (312) 583-6898, attention Phil Sidock. We will accept only a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. You do not need to return your stock option agreements for your eligible options to effectively elect to exchange your eligible options. Your stock option agreements relating to the eligible options you elected to exchange will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered eligible options to which they relate.

   By tendering your eligible options and retuning to us your completed Election Form, you are

  . accepting, and agreeing to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award agreement included as Annex A to this Offer to Exchange;

  . acknowledging that your outstanding option agreement relating to the eligible options you elected to exchange has been cancelled and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

  . agreeing to pay Navigant Consulting, on the date on which the tax is to be determined, cash in the amount necessary to satisfy the amount of applicable withholding taxes.

  . Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your eligible options and our acceptance of any eligible options you may elect to exchange.

   The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. As described in Section 6, we will make a decision either to accept all of the properly tendered options or to reject them all on the business day after this offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

   Our Acceptance Constitutes an Agreement. If you elect to exchange your eligible options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly tendered will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your validly tendered and not withdrawn eligible options. In addition, our acceptance of eligible options that you properly tender will bind you to the terms and conditions of the restricted stock award agreement governing the terms of your restricted stock and automatically will terminate your outstanding option agreement for the same option grant and render it null and void. A copy of the form of this restricted stock award agreement is attached to this Offer to Exchange as Annex A.

Section 4.  Withdrawal Rights

   You may withdraw tendered options only by following the procedures described in this Section 4.

   Withdrawal of Election. You may withdraw the options you have elected to exchange at any time before 5:00 P.M., central time, on October 31, 2002. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

   To validly withdraw the options you have elected to exchange, you must deliver to us by fax at (312) 583-6898, attention Phil Sidock, or by mail at the address appearing in the Election Form a written notice of withdrawal, with the information required by the following paragraph, while you still have the right to withdraw your options.

   The notice of withdrawal must specify your name, the grant date, exercise price and the number of eligible options subject to the notice to be withdrawn. You may not withdraw only a portion of your eligible options. If we receive a notice of withdrawal that attempts to withdraw less than all of your eligible options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all eligible options or as an invalid notice of withdrawal.

   You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer unless you properly re-elect to exchange those options before the expiration date by submitting a new Election Form and following the procedures described above.

   As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this offer expires.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5. Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock

   On the terms and subject to the conditions of this offer, if we decide to accept all properly tendered options as described in Section 3, we will exchange the eligible options and cancel all eligible options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your eligible options you elect to tender, your currently outstanding option agreements relating to the tendered eligible options will be cancelled and automatically rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights thereunder. Although your right to the restricted stock will accrue promptly after the expiration of this offer if we decide to accept your eligible options, you will receive your new restricted stock award agreement within approximately two to four weeks after expiration of this offer. The exchange date, and the effective issue date for the shares of restricted stock, will be on or about November 1, 2002, unless the offer is extended.

   For each 1.5 shares of our common stock that are subject to year 2000 exchange options validly exchanged, you will receive one share of restricted stock as described in Section 1. For each 1.3 shares of our common stock that are subject to VSRP options validly exchanged, you will receive one share of restricted stock as described in Section 1. If you are not a U.S. employee on the date this offer is made or you are not a U.S. employee on the date it expires, you will not be eligible to accept this offer. A U.S. employee is an employee of Navigant Consulting or one of its subsidiaries who is on the U.S. payroll and resides in the United States.

Section 6.1  Conditions of the Offer

   Upon expiration of this offer, assuming none of the events listed in this
Section 6 has occurred, we will promptly either accept all of the properly tendered eligible options or reject them all. If we reject them all, we will communicate this to you by e-mail by 5:00 P.M. central time on the business day after this offer expires. If we accept all of the properly tendered eligible options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your eligible options and you will not receive any restricted stock.

   Notwithstanding any other provision of the offer, we will not be required to accept any eligible options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after October 4, 2002 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of eligible options elected for exchange:

      (a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of restricted stock in exchange for tendered eligible options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of our Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court, the SEC, the NYSE or any other authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
          (i) make the acceptance for exchange of, or issuance of restricted stock in exchange for tendered eligible options for, some or all of the eligible options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue shares of restricted stock for, some or all of the eligible options elected for exchange;

          (iii) materially impair the contemplated benefits of the offer to us;
       or

          (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Navigant Consulting or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

      (c) there has occurred:

          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (iii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in our reasonable judgment, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it inadvisable to proceed with the offer;

          (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Navigant Consulting or our subsidiaries or on the trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

          (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

          (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poors Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 4, 2002;

      (d) there has occurred any change in generally accepted accounting standards, or any legislation, rule or regulation of any governmental agency, that could or would require us for financial reporting purposes to record additional compensation expense, other than that based on our common stock value on the exchange date, against our earnings in connection with the offer;

      (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (i) any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
       Schedule 13D or Schedule 13G with the SEC on or before October 4, 2002;

          (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC shall have, since October 4, 2002, acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

      (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

   The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to our acceptance of validly tendered and not withdrawn eligible options. We may waive them, in whole or in part, at any time and from time to time prior to our acceptance of validly tendered and not withdrawn eligible options, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 7.  Price Range of Common Stock

   There is no established trading market for the eligible options. Our common stock is traded on the New York Stock Exchange under the symbol NCI. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the New York Stock Exchange.

                                            High   Low
                                           ------ -----
                        2000
                           First Quarter.. $11.69 $7.00
                           Second Quarter.  11.00  3.63
                           Third Quarter..   4.44  3.00
                           Fourth Quarter.   4.13  2.81
                        2001
                           First Quarter..   7.15  3.75
                           Second Quarter.   8.20  5.15
                           Third Quarter..   7.52  2.70
                           Fourth Quarter.   5.50  3.00
                        2002
                           First Quarter..   6.63  4.68
                           Second Quarter.   6.99  6.15
                           Third Quarter..   6.80  5.06

   As of October 2, 2002, the closing price of our common stock, as reported by the New York Stock Exchange, was $5.30 per share.

   We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

Section 8.  Source and Amount of Consideration; Terms of Restricted Stock

   Consideration. With respect to year 2000 exchange options, you will receive one share of restricted stock for every 1.5 shares of common stock subject to your year 2000 exchange options. With respect to VSRP options, you will receive one share of restricted stock for every 1.3 shares of common stock subject to your VSRP options. As of September 24, 2002, there were issued and outstanding options to purchase 1,350,228 shares of our common stock that are eligible to participate in this Offer to Exchange, and an additional 143,685 shares that are eligible to participate in the offer described in the Concurrent Offer to Purchase (as defined in Section 9). If we receive and accept for exchange all outstanding eligible options, we will issue a total of 973,296 shares of restricted stock, which would, assuming 100% vesting, represent approximately 2.2% of the total shares of our common stock issued and outstanding as of September 24, 2002.

   Terms of Restricted Stock. The restricted stock will be issued pursuant to the Plan and will be subject to all of the terms and conditions of the Plan and the restricted stock award agreement. Our statements concerning the Plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the restricted stock award agreement. The form of restricted stock award agreement is attached to this Offer to Exchange as Annex A and has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact Phil Sidock at
(312) 583-5703 or email him at psidock@navigantconsulting.com, or contact Julie Howard at (312) 573-5633 or email her at Julie_Howard@navigantconsulting.com or contact Philip Steptoe at (312) 573-5603 or email him at psteptoe@navigantconsulting.com, to receive copies of the Plan or forms of the restricted stock award. Copies will be furnished promptly at our expense.

   Awards of restricted stock under the Plan may be made to any employees whom the committee of our board which administers the Plan designates as eligible to receive restricted stock as well as non-employee board members, consultants, advisors or independent contractors of ours. The shares of restricted stock you receive in exchange for tendered eligible options accepted by us will be subject to forfeiture and other restrictions until the shares of restricted stock vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested. In addition, if your tendered options were subject to special vesting arrangements, including (but not limited to) accelerated vesting of those options under certain circumstances described in your employment offer letter or elsewhere, those special vesting arrangements will NOT apply to the shares of restricted stock.

  . Vesting. Regardless of the current vesting schedule of your options, 50% of the shares of restricted stock you receive in exchange for year 2000 exchange options will vest six months after the date the restricted stock is granted, an additional 25% of the shares will vest nine months after the grant date and the remaining 25% of the shares will vest one year after the grant date, assuming you continue to meet the requirements for vesting specified in the restricted stock award. The restricted stock you receive in exchange for VSRP options will vest with respect to one-third of shares on each of the first, second and third anniversaries of the date the restricted stock is granted, assuming you continue to meet the requirements for vesting specified in the restricted stock award agreement. As a result, you will receive shares of restricted stock with a new vesting schedule in exchange for options that may already have vested. However, if you terminate your employment by reason of your death or disability (as defined in the applicable restricted stock award agreement), all of the shares of restricted stock that you receive will become immediately vested. If you terminate your employment by reason of your retirement pursuant to our Retirement Plan, the committee of our Board that administers the Plan may permit your restricted stock award agreement to continue beyond the date of retirement in accordance with the agreement. Currently, under our Retirement Plan, you will be deemed to have retired if you terminate your employment on or after the date you attain age 65. The committee may also accelerate the vesting of your shares of restricted stock, in its discretion. If your retirement is other than pursuant to our Retirement Plan, all unvested shares of restricted stock will be canceled immediately.

  . Forfeiture. Prior to vesting, your restricted stock will be subject to complete forfeiture if you cease to be employed for any reason other than your death, retirement or disability (as defined in the applicable restricted stock award agreement).

  . Change in Control. A Change in Control is defined in the restricted stock award agreement attached to this Offer to Exchange as Annex A to include certain acquisitions of beneficial ownership of 60% or more of our voting securities, a sale of all or substantially all of the assets of any of our divisions in which you are an employee, or a "business combination" which refers to a consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of our assets. A business combination will not be deemed a Change of Control if our stockholders receive 60% or more of the stock of the surviving company, if the person or entity acquiring control of us owned over 10% of our voting securities prior to such acquisition or if at least a majority of our board of directors prior to such combination continue on our board after such combination. Upon a Change of Control prior to the final vesting date of the restricted stock you receive, if you are not offered comparable employement with the resulting company, then any unvested shares of restricted stock will become immediately vested.

   Stock Certificates. Until your restricted stock vests, it will be maintained as restricted stock in a book entry account. You will receive a stock certificate for your shares of restricted stock only after the restricted stock vests and you have paid any applicable withholding taxes to us, and then, only if you request a certificate. On each vesting date of shares of restricted stock that you receive pursuant to the offer, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to the percentage of the shares of restricted stock then vested, subject to payment of applicable withholding taxes. Notwithstanding the foregoing, we reserve the right from time to time to alter the mechanics of stock deposit, as they apply to your restricted stock.

   Rights of a Stockholder. By contrast, effective from the date of grant of your restricted stock, you will have voting rights and dividend rights, if any (subject to the transfer and forfeiture restrictions discussed above), with respect to all shares of restricted stock you receive in the offer. Even before the restricted stock vests, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

   Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax and withholding tax consequences of the exchange of eligible options for shares of restricted stock pursuant to this offer.

   Registration of Shares of Restricted Stock. All shares of restricted stock issuable in connection with this offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of Navigant Consulting, upon vesting you will be able to sell your shares of unrestricted stock free of any transfer restrictions under applicable securities laws.

Section 9.  Information About Navigant Consulting, Inc.

  General

   We are a management consulting firm to Fortune 500 and other companies, government agencies, law firms, financial institutions and regulated industries.

   We had our initial public offering in 1996. We have had three subsequent public offerings, one in 1997 and two in 1998. From 1996 to 1999, we acquired 24 consulting firms. During 1999 and 2000, we replaced our management team and the new management team subsequently implemented a major realignment of Navigant Consulting. During 2000, we completed three large strategic divestitures which eliminated three former business segments: Economic & Policy Consulting, Strategic Consulting and IT Solutions. In addition, we shutdown or sold a number of other businesses that had been unprofitable or were not deemed complementary to our current business structure. Since the beginning of 2001, we have acquired consulting firms or practices that were deemed complementary to our current businesses, as reflected in our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 and our press release issued on September 24, 2002.

   Our current business structure consists of two business segments: Financial & Claims Consulting and Energy & Water Consulting. Each business segment has direct responsibility and accountability for its decisions, costs and profits. Our consultants have the autonomy and authority to seek, engage and complete assignments. This business model and our experience, reputation and industry focus enables us to compete effectively in the consulting marketplace.

   Our Financial & Claims Consulting business segment is comprised of advisors and consultants who specialize in assisting clients with the financial, economic, accounting and information aspects of its engagements. This business segment provides consulting services such as data management, quality control, business and property valuation, research and analysis, litigation support and expert testimony, bankruptcy and solvency management, outsourcing and claims management.

   Our Energy & Water Consulting business segment is comprised of advisors and consultants who provide services to all areas of the energy industry. The business segment provides consulting and transaction support services to the energy, network based and regulatory industries. These services include, among others, the areas of production, generation, transmission, distribution and retail supply. This business segment also provides planning and engineering services to the water industry.

   We are a Delaware corporation headquartered in Chicago, Illinois. Our executive offices are located at 615 North Wabash Avenue, Chicago, Illinois 60611, and our telephone number at that address is (312) 573-5600.

  Concurrent Offer to Purchase

   Concurrently with the offer described in this Offer to Exchange, we are offering to purchase, from employees who are not corporate executive officers or directors of Navigant Consulting, certain options to acquire up to an aggregate of 143,685 shares of our common stock for a purchase price in cash for each share of our common stock subject to tendered eligible options of $1.50 per share for eligible options with exercise prices between $15.00 and $20.00, $1.25 per share for eligible options with exercise prices between $20.01 and $30.00 and $1.00 per share for eligible options with exercise prices greater than $30.00. Only options with an exercise price equal to or in excess of $15 per share are eligible for this Concurrent Offer to Purchase. Any holder of such an eligible option who received an option award from us within six months prior to the expiration date will not be eligible for the Concurrent Offer to Purchase.

   In addition, we are offering a Leadership Retention and Incentive Program (Leadership Program) to certain individuals in our leadership group in exchange for their entering into certain non-solicitation agreements with us. As part of the program, we will be granting participants restricted stock units and, in some cases, offering participants the opportunity to purchase restricted stock units. The restricted stock units are notional units representing shares of Navigant Consulting common stock issued under the Plan. Our board of directors has authorized the issuance of restricted stock units representing up to 2.9 million shares of our common stock in connection with the Leadership Program; however we currently anticipate that no more than 2.4 million shares, which represents the total amount of shares currently available under our Plan, will be issued to the individuals in the leadership group who enter into the non-solicitation agreements. Our ability to issue any additional awards of restricted stock units, restricted stock or stock options under the Leadership Program or the Plan will depend, among other things, on the results of this Offer to Exchange and the Offer to Purchase.

  Financial Information

   This Offer to Exchange and the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporate certain financial information about Navigant Consulting included in:

  . pages F-1 through F-28 of our Annual Report to our stockholders for the fiscal year ended December 31, 2001;

  . pages 3 through 10 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

  . pages 3 through 11 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

   Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

   For the six-month period ended June 30, 2002, our ratio of earnings to fixed charges was 9.4x. As used herein, the ratio of earnings to fixed charges represents the ratio of earnings before income taxes plus fixed charges to fixed charges. Fixed charges include net cash interest expense plus a reasonable approximation of the interest portion of rent expense. For the years ended December 31, 2000 and 2001, our earnings were inadequate to cover fixed charges, with deficiencies of $0.7 million and $0.5 million, respectively.

   As of June 30, 2002, our book value per share was $4.20, based on our total stockholders' equity of approximately $166,554,000 and 39,696,000 total shares of our common stock issued and outstanding. Assuming we issue 973,296 shares of restricted stock in connection with this offer, our book value per share, on a pro forma basis, assuming full vesting of such restricted stock, would be $4.10 as of June 30, 2002.

Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options

   Neither our executive officers nor members of our board of directors (whether employee or non-employee directors) are eligible to tender options for exchange under the offer.

   A list of our directors and executive officers and the number of shares of our common stock beneficially owned by each of them is included in Annex B to this Offer to Exchange.

   As of September 30, 2002, our executive officers as a group and non-employee directors as a group beneficially owned no eligible options.

   Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the Plan, except as set forth in this Offer to Exchange or in Section 9 above regarding the Concurrent Offer to Purchase and the Leadership Program, and except as set forth in the immediately following sentence, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

   As of December 31, 1999, we held notes receivable from three of our former officers with an aggregate principal balance of $7.9 million. The notes receivable arose from transactions in which these individuals borrowed money from us to purchase a total of 200,000 shares of our common stock from third parties and 37,500 shares of common stock from us. The notes receivable were accompanied by pledge agreements, which pledged the shares as collateral security for repayment of the notes. The borrowers subsequently either challenged the enforceability of the note agreements or declined to confirm their intention to comply with the terms of the notes. In December 2000, we obtained the 237,500 shares, valued at $0.9 million, and retired the shares in treasury. We are pursuing collection of approximately $4.0 million from two former officers. The remainder of the indebtedness has been cancelled.

   Except as otherwise described above and other than ordinary course grants and exercises of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Navigant Consulting or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Navigant Consulting.

Section 11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

   Eligible options we acquire in connection with the offer will be cancelled. The shares of restricted stock issued in exchange for eligible options will not be treated for financial reporting purposes as variable awards. However, we will record additional non-cash compensation expense over the vesting period of the restricted stock. The aggregate compensation charge, assuming full vesting of the restricted stock at a $6.00 market price at the date of the grant, will range from $0 to $5.8 million, depending on the number of eligible options that are tendered and accepted for exchange.

Section 12.  Legal Matters; Regulatory Approvals

   We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or the issuance of the restricted stock in exchange for eligible options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in Section 6.

Section 13.  Material U.S. Federal Income/Withholding Tax Consequences

   The following is a general summary of certain U.S. federal income tax and withholding tax consequences only for U.S. citizens and residents of the exchange of eligible options for restricted stock pursuant to this offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the
Code), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

   YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER AND FILING AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

   General. There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under
Section 83(b) of the Internal Revenue Code (see below). If you do not make a
Section 83(b) election, upon each vesting date of shares of restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock then vesting, determined on that vesting date. If you do not make an election under Section 83(b), any dividends paid on the restricted stock will be taxable as additional compensation in the year in which you received such amounts. We will also have a withholding tax obligation with respect to such amounts. All taxes that must be withheld with respect to that income will be due in cash to Navigant immediately, as described below. Unless you file an election under Section 83(b) of the Internal Revenue Code, your acceptance of the offer will constitute your agreement to pay us, in cash, the amount necessary to satisfy withholding tax requirements at the time such shares of restricted stock vest, as described below.

   ISOs. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock option under this offer is a "modification" of your incentive stock option, even if you do not exchange the option. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock option to be treated as a nonqualified stock option.

   Section 83(b) Election. If you choose to make an election under Section 83(b) of the Internal Revenue Code, (i) the election must be filed with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days after the exchange; (ii) a copy of the election must be attached to the federal income tax return for the year including the date of the exchange; and (iii) a copy of the election must be provided to us by facsimile, mail or courier delivery. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value on the date of the exchange of all of the shares of restricted stock you receive in the offer, and you will be required to pay all applicable withholding taxes at that time by submitting the appropriate amount to us in cash. If after you make a Section 83(b) election, any of your shares of restricted stock are forfeited, i.e., you leave Navigant before the shares are fully vested, you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes you already paid with respect to those shares. However, if you make a
Section 83(b) election, any appreciation in value between the issuance of restricted stock to you in exchange for options on the exchange date and the lapse of the restrictions on (vesting of) your restricted shares is no longer potential ordinary (compensation) income to you. Instead, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell at a gain the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income (assuming you hold the shares as a capital asset). If the shares have been held for more than one year, measured from the exchange date if you have made and filed a Section 83(b) election, the capital gain will be subject to long-term tax rates.

   Withholding Taxes. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Internal Revenue Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us in cash the amount of the withholding taxes at the time you make such election. If we receive a copy of your Section 83(b) election without a payment for the required withholding taxes, we will demand payment and if we do not receive prompt payment, we will withhold the required taxes from the other compensation you are owed from Navigant. In order to satisfy the payment of this withholding tax obligation for shares not subject to an election under Section 83(b) of the Internal Revenue Code, by accepting this offer, you agree that you will pay us on each vesting date, in cash, the amount necessary to satisfy the minimum amount of applicable withholding taxes.

Section 14.  Extension of Offer; Termination; Amendment

   We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

   Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

   Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such an event, any tendered eligible options will continue to be held by the tendering option holder as if no tender had occurred.

   As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by changing the number or type of options eligible to be exchanged in the offer.

   We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 A.M., central time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

   If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

  . increase or decrease what we will give you in exchange for your eligible options; or

  .  change the number or type of options eligible to be exchanged in the offer.

   If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

Section 15.  Fees and Expenses

   We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender eligible options under this offer.

Section 16.  Additional Information

   This Offer to Purchase is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:
      (a) our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 28, 2002;

      (b) our quarterly report on Form 10-Q for our quarter ended March 31, 2002, filed with the SEC on May 10, 2002;

      (c) our quarterly report on Form 10-Q for our quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

      (d) our current report on Form 8-K, filed with the SEC on January 9, 2002;

      (e) post-effective amendment no. 2 to our registration statement on Form S-8 (registering shares to be issued under our Long-Term Incentive Plan), filed with the SEC on April 27, 2001; and

      (f) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 20, 1999, including any further amendments or reports we file for the purpose of updating that description.

   The SEC file number for these filings is 0-28830. These filings and our other SEC filings may be examined, and copies may be obtained, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                           Navigant Consulting, Inc.
                           Attn: Investor Relations
                            615 North Wabash Avenue
                            Chicago, Illinois 60611

or by telephoning our Investor Relations Department at (312) 573-5600 between the hours of 9:00 A.M. and 5:00 P.M., central time.

   As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

   The information contained in this Offer to Exchange about Navigant Consulting should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

Section 17.  Forward Looking Statements; Miscellaneous

   Statements made in this Offer to Exchange might not qualify as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                                                        ANNEX A

                   FORM OF RESTRICTED STOCK AWARD AGREEMENT

                                     UNDER

              NAVIGANT CONSULTING, INC. LONG-TERM INCENTIVE PLAN

   This RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") is entered into as
of the        day of       , 2002 (the "Effective Date") between Navigant
Consulting, Inc. (the "Company") and        (the "Participant").
Notwithstanding the foregoing, this Agreement will become effective upon the execution of this Agreement by the Company. The execution by the Participant of
that certain Election to Exchange dated       , 2002 (the "Exchange Election")
and previously delivered to the Company will be deemed to be the Participant's execution of this Agreement.

   Any term capitalized but not defined in this Agreement will have the meaning set forth in the Navigant Consulting, Inc. Long-Term Incentive Plan (the "Plan").

   The Plan provides for the grant of Restricted Stock to certain eligible individuals, as approved by the Committee. In the exercise of its discretion under the Plan, the Committee has determined that the Participant should receive a Restricted Stock award under the Plan and, accordingly, the Company and the Participant hereby agree as follows:

      1. Grant. The Company hereby grants to the Participant a Restricted Stock
   Award (the "Award") of        shares of restricted stock (the "Restricted
   Stock"). The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to shares of the Company's common stock, par value $0.001 per share (the "Common Stock") upon vesting of the Restricted Stock.

      2. Restricted Stock and Stock Certificates. The Company will cause its transfer agent to maintain a book entry account reflecting the issuance of the Restricted Stock in the Participant's name. The Company's transfer agent will cause the Restricted Stock to be maintained as restricted stock in a book entry account, until the Restricted Stock is either: (a) forfeited; or
   (b) vested. This Agreement will be evidence of the Participant's Restricted Stock and no certificate will be issued. The Company, or its transfer agent, will distribute to the Participant (or, if applicable, the Participant's designated beneficiary or other appropriate recipient in accordance with
   Section 5 hereof) certificates evidencing ownership of shares of Common Stock as and when provided in Sections 5 through 8 hereof.

      3. Rights as Stockholder. On and after the Effective Date, and except to the extent specifically provided herein, the Participant will be entitled to all the rights of a stockholder with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock, the right to receive dividends and other distributions payable with respect to the shares of Restricted Stock, and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the foregoing, a distribution with respect to shares of Common Stock, other than a regular cash dividend, will be deposited with the Company and will be subject to the same restrictions as the Restricted Stock. If the Participant forfeits any rights he or she may have under this Award, the Participant will, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the forfeited portion of the Restricted Stock or any interest therein (or with respect to any shares of Restricted Stock not then vested), and the Participant will no longer be entitled to receive dividends with respect to the Restricted Stock or vote the Restricted Stock as of any record date occurring thereafter.

      4. Vesting; Effect of Termination of Employment. The Participant's Restricted Stock will become vested as described in the following paragraphs.

   (a) The portion of the Award that relates to year 2000 exchange options will vest in installments, as follows: 50% of the Restricted Stock subject to this Award will vest on [six months from grant date] an additional 25% of the Restricted Stock subject to this Award will vest on [nine months from grant date] and the final 25% of the Restricted Stock subject to this Award will vest on [one year from grant date] as follows:

             Number of Shares Vested Vested Date
             -----------------------------------------------------
                                     [six months from grant date]
             -----------------------------------------------------
                                     [nine months from grant date]
             -----------------------------------------------------
                                     [one year from grant date]

   The portion of the Award that relates to VSRP options will vest in installments, as follows: 33 1/3% of the Restricted Stock subject to this Award will vest on [one year from grant date] an additional 33 1/3% of the Restricted Stock subject to this Award will vest on [two years from grant date] and the final 33 1/3% of the Restricted Stock subject to this Award will vest Pon [three years from grant date] as follows:

             Number of Shares Vested Vested Date
             -----------------------------------------------------
                                     [one year from grant date]
             -----------------------------------------------------
                                     [two years from grant date]
             -----------------------------------------------------
                                     [three years from grant date]
             -----------------------------------------------------

   (b) If the Participant's employment with the Company and any of its Affiliates terminates before all of the Award has vested (other than as described in subsections (c) and (d) below), he or she will forfeit any portion of the Award that has not yet then vested as of the date of the termination. The Company will not have any further obligations to the Participant under this Agreement as to shares of Restricted Stock that are forfeited as provided herein.

   (c) Notwithstanding subsection 4(b) above, if a Change in Control occurs before all of the Participant's Award has vested and the Participant is not offered Comparable Employment following the Change in Control, any unvested portion of the Award will immediately become fully vested. For purposes of this Agreement, the term "Comparable Employment" means a position of substantially equal responsibility, authority and overall pay as compared to the attributes of the position held by the Participant immediately prior to the Change in Control. A "Change in Control" will be deemed to occur if one of the events described below occurs:

      (1) the Company sells or otherwise disposes of all or substantially all of the assets of the business or division or subsidiary for which the Participant is employed; or

      (2) there is an acquisition by (A) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, the "Exchange Act") (a "Person") or (B) two or more Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 60% of either (1) the shares of Common Stock outstanding immediately prior to such acquisition or
   (2) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately prior to such acquisition (the "Voting Securities"); provided, however, that for purposes of this subsection the following acquisitions of securities will not constitute or be included when determining whether there has been a Change in Control: (1) any acquisition by the Company, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

      (3) there is consummated a reorganization, merger or consolidation, or the sale or other disposition of all or substantially all of the Company's assets, or the Company acquires the assets of another corporation (a "Business Combination"). A Business Combination will not be a Change in Control if, following the Business Combination, either:

          (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of Common Stock and Voting Securities outstanding immediately before the Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the transaction owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries) in substantially the same proportions as they owned the Common Stock and Voting Securities, respectively, immediately before the Business Combination;

          (ii) no Person (excluding any corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 10% or more, respectively, of the then outstanding common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of the corporation resulting from the Business Combination, except to the extent that ownership existed before the Business Combination; or

          (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Board of Directors of the Company at the time of execution of the initial agreement providing for the Business Combination, or at the time of the action of the Board of Directors providing for the Business Combination.

      (d) Notwithstanding subsection 4(b) above, upon the Participant's death or Permanent or Total Disability, any unvested portion of the Award will immediately become fully vested.

      (e) Notwithstanding subsection 4(b) above, at the discretion of the Compensation Committee of the Company's Board of Directors, all or any portion of the Award may become vested upon the Participant's Retirement.

   5. Terms and Conditions of Distribution. As soon as practicable upon the execution of this Agreement, the Company will cause its transfer agent to make a book entry account (a "BEA") reflecting the issuance of the Restricted Stock to the Participant. As soon as practicable upon the vesting of the Award, and assuming the Participant has paid to the Company, in cash, an amount sufficient to pay the withholding obligations with respect to the portion of the Award then vested, the Company will cause its transfer agent to make a BEA reflecting the removal of the restrictions on the portion of the Award that has vested. The Company or its transfer agent will distribute to the Participant certificates for shares of Common Stock underlying the vested portion of the Award only after they vest if the Participant has paid the Company any required withholding obligations with respect to the vested shares, and only if the Participant requests a certificate.

   Subject to the Participant's obligation to pay the Company, in cash, an amount sufficient to pay any applicable withholding obligations, if the Participant dies or becomes Permanently and Totally Disabled before the Company has made the BEA or distributed certificates for any shares of Common Stock, the Company will make the BEA or distribute certificates for those shares of Common Stock and, pursuant to Section 4(c) hereof, shares of Common Stock with respect to the balance of the Award which the Committee has determined will become vested upon the Participant's death or Permanent and Total Disability, to the Participant or, in the event of his or her death, to the beneficiary designated by the Participant on a form provided by the Company for this purpose. If the Participant failed to designate a beneficiary, the Company will make the BEA or distribute certificates for those shares of Common Stock in accordance with the Participant's will or, if the Participant did not have a will, in accordance with the laws of descent and distribution. The Company will make the BEA or distribute certificates for any undistributed shares of Common Stock to the appropriate recipient no later than six months after the Participant's death or Permanent and Total Disability.

   Notwithstanding the foregoing, the Company will not make any BEA or distribute any shares of Common Stock under this Section 5 before the first date that those shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant's legal or personal representative.

   6. Transfer Restrictions; Legend on Stock Certificates. Notwithstanding anything to the contrary contained in this Agreement, pursuant to the terms of the Plan, no shares of Restricted Stock may be transferred by the Participant (by assignment, sale, pledge, hypothecation or otherwise) before they have vested.

   While the Restricted Stock is maintained by the Company's transfer agent in uncertificated form in a book entry account, the account will bear an appropriate notation to the effect that the Restricted Stock included in it is subject to the restrictions of this Agreement. The Company may instruct its transfer agent to impose stop transfer instructions with respect to any unvested portion of this Award, or with respect to any vested shares of Common Stock that cannot be distributed to the Participant, his or her beneficiary, or his or her estate because the withholding tax obligations have not been paid to the Company or because distributing the shares would violate federal or state laws or regulations regarding short swing profits in trading of securities.

   The foregoing notation and stop transfer instructions will be removed from the account maintained for all or any portion of this Award after the conditions set forth in Sections 4 and 5 of this Agreement and this Section 6 have been satisfied.

   7. Delivery of Certificates. Despite the provisions of Sections 4 and 5 of this Agreement, the Company is not required to issue or deliver any certificates for shares of Common Stock underlying any vested portion of this Award if at any time the Company determines that the listing, registration or qualification of such shares of Common Stock upon any securities exchange or under any law, or the consent and approval of any governmental body, or the taking of any other action is necessary or desirable as condition of, or in connection with, the delivery of the shares of Common Stock hereunder, unless listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

   8. Withholding Tax. By executing the Election to Exchange, the Participant has agreed to satisfy any withholding taxes, whether federal or state, triggered by the distribution of shares of Common Stock underlying the Restricted Stock granted pursuant to this Award or, if the Participant has executed a Section 83(b) Election, by the grant of this Award. The Participant must satisfy the withholding obligation by rendering cash payment to the Company.

   9. No Right to Employment or Service. Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment with the Company, or as altering or amending the existing terms and conditions of the Participant's employment.

   10. Breach of Restrictive Covenant. The Participant agrees and acknowledges that if the Participant breaches any non-compete, non-solicitation or non-disclosure provision of any agreement between the Participant and the Company, including any restrictive covenant contained in the Participant's employment agreement or executed by the Participant in connection with the Company's Value Sharing Program, the Company's Supplemental Equity Incentive Program or the Company's Leadership Retention and Incentive Program, the breach will result in the immediate termination of this Award and the forfeiture of the Restricted Stock granted to him or her under this Award Agreement, even if and to the extent it may already have vested.

   11. Nontransferability. No interest of the Participant or any designated beneficiary in or under this Agreement may be assigned or transferred by voluntary or involuntary act or by operation of law, other than as set forth in
Section 5 of this Agreement. Distribution of shares underlying any vested portion of this Award will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant's personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 of this Agreement. The Committee may require personal receipts or endorsements of a Participant's personal representative, designated beneficiary or alternate recipient, and the Committee will extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with
Section 5 of this Agreement. Any effort to otherwise assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Participant and his or her beneficiary in and under this Agreement.

   12. Administration; Plan Document Controls. The Compensation Committee of the Company's Board of Directors (the "Committee") has the authority to manage and supervise the administration of the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement will be subject to the terms of the Plan to the same extent and with the same effect as if set forth fully herein. If the terms of this Agreement conflict with the terms of the Plan, the Plan will control. The Committee has the right to resolve all questions which may arise in connection with this Agreement. This Agreement is subject to all interpretations, determinations, or other actions made or taken by the Committee regarding the Plan or this Agreement, which interpretations, determinations or other actions will be final, binding and conclusive.

   13. Entire Agreement; Governing Law. The Plan, this Agreement and the Election to Exchange constitute the entire agreement of the parties with respect to the subject matter hereof and any and all prior oral or written representations are merged into this Agreement. This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of Illinois, without giving effect to the principles of conflicts of law.

   14. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

   15. Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein, their respective heirs, executors, administrators, legal representatives and assigns.

   16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement between the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

   The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Award subject to all of the terms and provisions of the Plan effective as of the Date of Grant. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement.


   IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the day and year described in the first paragraph above.

                                          NAVIGANT CONSULTING, INC.

                                          By:_______________________________

                                          Its: ______________________________

                                          PARTICIPANT:

                                          _____________________________________
                                          (Participant's Signature)

                                          _____________________________________
                                          Name Printed

                                          Dated: ____________________________

                                          Residence Address:

                                          _____________________________________

                                          _____________________________________

                                                                        ANNEX B

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of common stock as ofAugust 31, 2002 by: (i) each person we know to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our chief executive officer and our four most highly compensated officers other than the chief executive officer; and
(iv) all of our directors and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such holder, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive offices.

                                                                    Shares Beneficially
                                                                        Owned (1)
                                                                    -------------------
Officers, Directors and 5% Shareholders                              Number    Percent
---------------------------------------                             ---------  -------
Heartland Advisors, Inc. (2)....................................... 4,876,500   12.0
Liberty Wanger Asset Management, L.P. (3).......................... 3,190,000    7.9
William M. Goodyear (4)............................................   657,586    1.3
Ben W. Perks (5)...................................................   283,560      *
Philip P. Steptoe (6)..............................................   193,341      *
Thomas A. Gildehaus (7)............................................    33,000      *
Valerie Jarrett (8)................................................    16,861      *
Peter B. Pond (9)..................................................   129,546      *
Samuel K. Skinner (10).............................................    44,000      *
James R. Thompson (11).............................................   129,546      *
All current directors and executive officers as a group (8) persons 1,487,440    3.7

   -----
    *  Less than 1%
 (1) Applicable percentage of ownership as of August 31, 2002 is based upon approximately 40,562,000 shares of common stock outstanding. Beneficial ownership generally means that a shareholder has sole or shared power to vote or sell the stock either directly or indirectly.
 (2) Based on information provided in the Schedule 13G filed by Heartland Advisors, Inc. and William J. Nasgovitz (its President and principal shareholder) with the Securities and Exchange Commission on January 31, 2002. Of the 4,876,500 shares reported on the Schedule 13G, Heartland reported sole voting power with respect to 1,126,500 shares and sole dispositive power with respect to all 4,876,500 shares and Mr. Nasgovitz reported sle voting power with respect to 3,335,200 shares. The address of Heartland Advisors, Inc. and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.
 (3) Based on information provided in the Schedule 13G filed by Liberty Wanger Asset Management, L.P. ("LWAM"), WAM Acquisition GP, Inc. ("WAMGP") and Liberty Acorn Trust ("Acorn") with the Securities and Exchange Commission on February 13, 2002. Of the 3,190,000 shares reported on Schedule 13G, LWAM and WAMGP reported shared voting and dispositive power with respect to all of the shares and Acorn reported shared voting and dispositive power with respect to 2,200,000 of the shares. The address of LWAM, WAMGP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
 (4) Includes 325,375 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
 (5) Includes 202,500 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
 (6) Includes 120,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
 (7) Includes 17,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.

 (8) Includes 15,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
 (9) Includes 115,125 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
(10) Includes 26,000 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.
(11) Includes 111,800 shares of common stock subject to options that are or become exercisable within 60 days of August 31, 2002.


                                      B-2